EXHIBIT 10.22

July 25, 2001

William Graham Champion Mitchell

2997 Rokeby Road

Delaplane, VA 20144

Dear Champ:

On behalf of VeriSign, Inc. I am pleased to offer you a regular full-time position of Executive Vice President / General Manager Mass Markets Division reporting to me and located at our Herndon, Virginia location. The details of the offer are as follows:

Annual Salary: $300,000.00 (Paid Bi-Weekly)

Bonus Program: You are eligible to participate in the VeriSign Executive Bonus Program. Potential of 50% bonus annually based on achievement of corporate objectives and prorated based on your start date. Bonus document attached. For the first year 50% of the bonus target is guaranteed.

Special Bonus: On March 1, 2002 you are eligible for a $50,000.00 bonus. Actual payment will be based on achievement of performance criteria (to be determined within 30 day from date of hire).

Stock Options: I will recommend to the Board of Directors that you be granted stock options to purchase 185,000 shares of Common Stock. The price of shares will be based on the fair market value on the date of grant. You will be eligible to exercise 12.5% six months from your date of hire. The remaining shares vest equally on quarterly basis for the next three and half years.

Your options will contain a change of control provision (i.e. upon a change of control of VeriSign, Inc. 50% of unvested options will vest).

Severance: VeriSign will offer the following executive severance agreement should you be involuntarily terminated from VeriSign without cause:

For up to 1 month of employment—receive 24 months salary

After 1 months of employment—receive 23 months salary

After 2 months of employment—receive 22 months salary

After 3 months of employment—receive 21 months salary

After 4 months of employment—receive 20 months salary

After 5 months of employment—receive 19 months salary

After 6 months of employment—receive 18 months salary

After 7 months of employment—receive 17 months salary

After 8 months of employment—receive 16 months salary

After 9 months of employment—receive 15 months salary

After 10 months of employment—receive 14 months salary

After 11 months of employment—receive 13 months salary

After 12 months of employment—receive 12 months salary

After 13 months of employment—receive 11 months salary

After 14 months of employment—receive 10 months salary

After 15 months of employment—receive 9 months salary

After 16 months of employment—receive 8 months salary

After 17 months of employment—receive 7 months salary

After 18 months of employment—receive 6 months salary

No payment is made should you resign or be terminated for cause.

Benefits: Your medical and insurance benefits will be commensurate with date of hire. The full package of benefits is attached. New employees receive 17 days of paid time off per year. VeriSign also observes 10 paid holidays per year. Please Note: Your benefits information for 2001 will be mailed to your home shortly after your date of hire.

This offer is contingent upon your signing the Company’s Confidentiality Agreement included with this offer and upon successful clearance of your background check. It is also contingent upon providing evidence of your legal right to work in the United States as required by the Immigration and Naturalization Service. This offer is for employment on an at will basis, which means that this relationship can be terminated at any time by either party.

To accept this offer, please sign below and return the original offer letter along with the Confidentiality Agreements and VeriSign application in the enclosed envelope and keep a copy of the offer letter for your records. This offer will expire on July 27, 2001.

Sincerely,

/s/    Stratton Sclavos

Stratton Sclavos	Accepted: /s/ WGC Mitchell Date: 7/26/01
President and CEO	Start Date: 7/30/01